EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of July 9, 2014 (the “Execution Date”), by and between PPF AMLI 4021 MCGINNIS FERRY ROAD, LLC, a Delaware limited liability company (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”).
W I T N E S S E T H:
In consideration of the mutual covenants and agreements set forth herein Seller and Buyer agree as follows:
ARTICLE 1 - DEFINITIONS
As used herein, the following terms shall have the following meanings:
“business day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any banking holiday in the State of Georgia.  If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire on or be extended to, as the case may be, the next succeeding business day.
“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s Due Diligence.
“Buyer’s Consultants” shall mean any contractors engaged by on behalf of Buyer or Buyer’s Representatives with respect to the Property, this Agreement or the Transaction.
“Buyer’s Representatives” shall mean any officers, directors, employees, agents, representatives and attorneys of Buyer.
“Closing” shall mean the closing of the Transaction.
“Closing Date” shall mean October 1, 2014; provided however that Buyer shall have the right to extend the Closing Date for up to an additional fifteen (15) days by providing written notice to Seller no later than the originally scheduled Closing Date and simultaneously delivering to Title Company the sum of Five Hundred Thousand and No/100ths Dollars ($500,000.00), which amount, when made, shall be held and be deemed a part of the Deposit for all purposes hereunder. Buyer shall use commercially reasonable efforts to provide Seller at least five (5) days advance notice of any extension to the Closing Date as set forth herein.
“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement in connection with the Closing, including (without limitation) the documents and instruments required pursuant to the terms of Article 7.

“Confidential Materials” shall mean any records or files (whether in a printed or electronic format) that consist of or contain any of the following:  attorney or accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential in its good faith discretion.
“Contracts” shall mean those service, supply, maintenance, and utility agreements, equipment leases, and other contracts and agreements relating to the Real Property and the Personal Property that are identified in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts and agreements entered into in accordance with the terms of Section 10.2 hereof, as the same may be modified or terminated in accordance with the terms of Section 10.2.  The Contracts to be assigned by Seller to Buyer pursuant to this Agreement shall only include Contracts that apply solely to the Real Property and/or the Personal Property and shall not include Contracts that apply to the Real Property and/or Personal Property, as well as other properties owned by Seller or entities affiliated with Seller.
“Deposit” shall mean the sum of One Million Dollars ($1,000,000.00),  to be deposited by Buyer in accordance with the terms of Section 3.1 hereof, and, if made, the Extension Deposit (as hereinafter defined).
“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties deliver or make available to Buyer or any Buyer’s Representatives prior to Closing or which are otherwise obtained by Buyer or any Buyer’s Representatives prior to Closing, including (without limitation) the Title Commitment, the Survey, the Title Documents, the Property Documents, the Financial Data and any Rent Roll.
“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property by Buyer or Buyer’s Representatives, including (without limitation) examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.
“Due Diligence Period” shall mean the period commencing on the Execution Date and expiring at 5:00 p.m. Central time on the date thirty (30) days after the Execution Date.
“Financial Data” shall mean unaudited income statements relating to the operation of the Property for calendar years 2011, 2012, 2013 and year to date 2014.
“Initial Payment” shall mean a portion of the Deposit equal to Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00).

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“Intangible Property” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller:  (i) the Contracts, to the extent that the same are in effect as of the Closing Date and relate solely to the Real Property and/or the Personal Property, (ii) any licenses, permits and other written governmental or quasi-governmental approvals relating to or necessary for the use, operation or ownership of the Real Property, (iii) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date, and (iv) the right to use the name “McGinnis Ferry” in connection with the Real Property, but specifically excluding any trademarks, logos, trade colors, service marks, and trade names of Seller, including all derivations of the name “AMLI”.
“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations applicable to the Property.
“Leases” shall mean all leases of all or any part of the Real Property in effect on the Closing Date.
“Liabilities” shall mean any and all claims, demands, liabilities, damages, obligations, fines, penalties, costs and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, but expressly excluding consequential, punitive and/or exemplary damages of any nature whatsoever.
“Major Damage/Condemnation” shall mean:
1.    (a)    any condemnation or eminent domain proceeding that occurs after the Execution Date, if and only if (i) the portion of the Real Property that is the subject of such proceedings has a value in excess of One Million Dollars ($1,000,000.00), as reasonably determined by Buyer, or (ii) the portion of the Real Property involves the taking of any area resulting in loss of parking spaces or any residential units or of any portion of any building or other land that will cause the Real Property to be considered a non-conforming use or a similar designation under applicable law, or any other material part of the Property reasonably required for access to or operation of such Property in the manner operated on the date hereof; and
2.    (b)    any damage or destruction that occurs after the Execution Date, if and only if either (i) the damage or destruction is an uninsured casualty, unless Seller, in its sole and absolute discretion, elects to give Buyer a credit at Closing for the cost of repair or restoration, which cost shall be agreed to (if at all) within the ten (10) business day period within which Buyer may terminate this Agreement pursuant to Section 12.1, or (ii) the portion of the Real Property or Personal Property that is damaged or destroyed has a cost of repair that is in excess of One Million Dollars ($1,000,000.00), as reasonably determined by Buyer.
“Owner’s Title Policy” shall mean an ALTA 2006 owner’s title insurance policy in the amount of the Purchase Price.

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“Permitted Exceptions” shall mean and include all of the following:  (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) the lien of non-delinquent taxes and assessments, (c) any matters caused by any Buyer’s Representative, (d) the rights of the tenants under Leases as tenants only without right of offer, refusal or purchase, (e) all matters enumerated in Schedule B of the Title Commitment and all matters shown on the Survey other than those matters specified in Section 4.2 which Seller is obligated to satisfy at Closing and those Title Objections which Seller has elected in writing to Remove as provided in Section 4.2, and (f) any easement, restriction, covenant, agreement, or other matter affecting title to the Property executed by Seller after the date hereof with the approval (or deemed approval) of Buyer as provided in Section 4.2.
“Personal Property” shall mean, collectively, (a) the machinery, equipment and other tangible personal property owned by Seller or any affiliate of Seller that is located on the Real Property and described in Exhibit C attached hereto and made a part hereof, and (b) all records and files of Seller relating to the operation and maintenance of the Real Property or to the Leases, but specifically excluding from the items described in clause (b) any Confidential Materials, all paid invoices, cancelled checks and bank statements relating to any period prior to the Closing Date, tax records of Seller and any computer software that is licensed to Seller.
“Property” shall mean, collectively, the Real Property, the Personal Property, Seller’s interest as landlord in all Leases, and the Intangible Property.
“Property Documents” shall mean, collectively, the Leases and the Contracts.
“Purchase Price” shall mean the sum of Ninety-Eight Million, Five Hundred Thousand Dollars ($98,500,000.00).
“Real Property” shall mean that certain parcel of real estate commonly known as “AMLI at McGinnis Ferry“, and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto and water or water rights; provided, however, that in the event of any condemnation that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is taken as a result of any such condemnation proceeding.
“Remove” with respect to any Title Objection shall mean that Seller shall release, correct or satisfy or cause the Title Company to affirmatively insure over (as applicable) such Title Objection at or prior to Closing.
“Rent Roll” shall mean the rent roll with respect to the Real Property identifying each tenant of the Real Property and in the form attached hereto as Exhibit L.

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“Seller Parties” shall mean and include, collectively, (a) Seller, (b) its attorneys, (c) Seller’s Broker, (d) Seller’s property manager, (e) any direct or indirect owner of any beneficial interest in Seller, and (f) any officer, director, employee, or agent of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller.
“Seller’s Broker” shall mean Jones Lang LaSalle, Inc. – Southeast.
“Seller’s knowledge” or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of (a) Fred Shapiro, the Senior Vice President/Acquisitions, (b) Dan Gladden , the Regional Vice President, and (c) Julie Sparkle, Regional Manager (the “Knowledge Parties”) and shall not be construed to refer to the knowledge of any other Seller Party or to impose or have imposed upon any Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains.  There shall be no personal liability on the part of any Knowledge Party arising out of any of the Seller’s Warranties.
“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and as remade by Seller as of the Closing Date, as such representations and warranties may be modified, waived or deemed waived by Buyer pursuant to the terms of this Agreement.
“Survey” shall mean the ALTA/ACSM Land Title survey of the Real Property prepared by BF Dyer & Henning Inc., Job No. DH1406, a copy of which shall be by Seller to Buyer within one (1) business day of the Execution Date.
“Title Commitment” shall mean the commitment to issue an owner’s policy of title insurance with respect to the Real Property with an effective date of June 30, 2014, issued by the Title Company as Commitment No. NCS-660906-CHI2, a copy of which shall be delivered by Seller to Buyer within one (1) business day of the Execution Date.
“Title Company” shall mean First American Title Insurance Company.
“Title Documents” shall mean all documents referred to in Schedule B-1 and B-2 of the Title Commitment (and any documents referenced in such documents), and the vesting deed into Seller.
“Title Objections” shall mean any matters set forth in the Title Commitment and any matters shown on the Survey to which Buyer timely objects in accordance with the terms of Section 4.2.
“Transaction” shall mean the transaction contemplated by this Agreement.
ARTICLE 2 - SALE OF PROPERTY
Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

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ARTICLE 3 - PURCHASE PRICE
In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller the Purchase Price as follows:
3.1    Earnest Money Deposit.  Within three (3) business days after the Execution Date, and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit the Deposit in escrow with the Title Company by wire transfer or other immediately available funds.  The Deposit shall be held and delivered by the Title Company in accordance with the provisions of Article 13.  If Buyer fails timely to make the Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement, and Seller and Buyer shall have no further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the Initial Payment ($250,000.00) is hereby deemed earned by Seller for consideration of Seller’s execution of this Agreement, and such Initial Payment shall be nonrefundable for all purposes except as set forth in Section 11.2 herein. In no event shall any portion of the Initial Payment be refunded to Buyer following the Execution Date except as set forth in Section 11.2 herein. If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, then, at Closing, the Deposit and all interest earned thereon (including, without limitation, the Initial Payment) shall be applied against the Purchase Price.
3.2     Cash at Closing.  On the Closing of this Transaction, Buyer shall (a) pay to Seller via wire transfer through the Title Company or other immediately available funds an amount equal to the balance of the Purchase Price plus and/or minus (as applicable) the Deposit and any other credits, reductions or prorations for which this Agreement provides, and (b) cause the Title Company to simultaneously pay the Deposit to Seller by wire transfer or other immediately available funds.
ARTICLE 4 - TITLE TO REAL PROPERTY
4.1    Title to Real Property.  Seller shall provide Buyer with a copy of the Survey, Title Commitment and all Title Documents within one (1) business day following the Execution Date.
4.2    Title Objections.  Prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice of any Title Objections.  Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same.  Failure of Seller to notify Buyer in writing within such five (5) business day period shall be deemed an election by Seller on the last day of such period not to Remove such Title Objections.  If Seller elects not to Remove one or more Title Objections, then Buyer may either (a) terminate this Agreement by written notice to Seller given within five (5) business days after Seller’s election (but in any event prior to the Closing Date), in which event the Title Company shall refund the Deposit (less the Initial Payment) to Buyer and thereafter Seller and Buyer shall not have any further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement, or (b) waive such Title Objections and proceed to Closing.  Failure of Buyer to terminate this Agreement within

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such five (5) business day period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing.  Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.
Notwithstanding the foregoing, Seller shall be obligated to satisfy (or in the case of mechanics’ liens, fully bond in accordance with Georgia law and cause Title Company to insure over at Seller’s cost) at Closing all (a) mortgages and security interests encumbering the Property, (b) mechanics’ liens or notices thereof relating to work performed at the request of any Seller Parties, and (c) liens for delinquent real estate taxes and assessments (collectively, “Required Removal Items”), and Buyer shall not be obligated to identify any Required Removal Item as a Title Objection.
If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Title Objections which Seller elected in writing to Remove as provided above and any other matters which Seller is obligated to satisfy under this Section 4.2.  Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of the Removal of any Title Objections which Seller has elected in writing to Remove or other matters which Seller is obligated to satisfy under this Section 4.2.
From and after the Execution Date, Seller shall not execute any easement, restriction, covenant, agreement or other matter affecting title to the Property other than Leases entered into by Seller in the ordinary course of business, unless Buyer has received a copy thereof and has approved the same in writing.  If Buyer fails to object in writing to any such proposed instrument within five (5) business days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument.  Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument.
4.3    Title Insurance.  At Closing, Seller shall cause the Title Company to issue the Owner’s Title Policy to Buyer, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions and otherwise in the form approved by Buyer under Section 4.2.  Buyer shall be entitled to request that the Title Company provide such endorsements to the Owner’s Title Policy as Buyer may require, provided that (a) such endorsements shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request. The foregoing shall not apply to any endorsements required in order to insure over any Required Removal Exception or any other Title Objection for which Seller affirmatively agrees in writing to remove in accordance with the terms of this Section 4, all of which shall be at Seller’s sole cost and expense.

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ARTICLE 5 - BUYER’S DUE DILIGENCE/AS IS SALE
5.1     Buyer’s Due Diligence.  Seller has heretofore provided Buyer with (a) a Rent Roll with respect to those Leases in effect as of the last day of the June, 2014, and (b) the Financial Data.  Within three (3) business days after the Execution Date, to the extent not previously provided, Seller shall, at the sole expense of Seller, deliver to Buyer (in electronic format to the extent feasible) and updated Rent Roll and the documents listed on Schedule 1 attached hereto other than any Confidential Materials (the “Seller Deliveries”). In addition, during the Due Diligence Period (A) Seller will make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, the Leases and any other on-site property files of Seller and Seller’s property manager (other than Confidential Materials) and (B) will allow Buyer’s Representatives and Buyer’s consultants and contractors and the respective agents and employees of Buyer's consultants and contractors (collectively, the “Entering Parties”) access to the Real Property upon reasonable prior notice at reasonable times for the purpose of conducting non-invasive physical tests and inspections of the Real Property; provided (i) such access does not unreasonably interfere with the operation of the Real Property or the rights of tenants, (ii) Buyer shall coordinate with Seller and Seller’s property manager prior to each visit to the Property by any Entering Parties; (iii) the Entering Parties shall not contact any tenant; (iv) except as otherwise set forth below, after the expiration of the Due Diligence Period Buyer’s Representatives shall not be permitted to perform any further testing or other physical evaluation of the Real Property prior to Closing; and (v) Seller or its designated representative shall have the right to pre-approve and be present during any physically invasive testing of the Real Property, and to be present during any other testing or entry by any Entering Parties.  Upon the completion of any tests or inspections, Buyer hereby agrees to immediately restore, at Buyer’s sole cost and expense, the Property to the same condition existing immediately prior to Buyer’s exercise of its rights pursuant to this Agreement, provided that in no event shall Buyer have any obligation to restore the Property or repair any damage to the Property that is not caused (including by exacerbation) by Buyer or Buyer’s Consultants. The provisions of the preceding sentence shall survive after the termination of this Agreement until April 7, 2015. Prior to such time as any Entering Parties enter the Property, Buyer shall (i) obtain or cause each of its consultants or contractors to obtain a policy of commercial general liability insurance with limits of not less than $1,000,000 combined single limit for personal injury and property damage, which policy of insurance shall name Seller and Seller’s property manager as additional insureds and shall be issued by an insurance company reasonably acceptable to Seller, and (ii) provide Seller with certificates of insurance evidencing such insurance policy, which certificate shall provide for ten (10) days prior written notice to Seller of cancellation or material change in such insurance policy. Notwithstanding the foregoing to the contrary, in the event additional inspections or non-invasive testing is either required by Buyer’s lender or otherwise reasonably requested by Buyer following expiration of the Due Diligence Period, Seller shall permit Buyer to access the Property for such purpose following at least one (1) business day prior notice from Buyer together with the reason for such requested access.

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All tests and inspections of the Real Property shall be at Buyer’s sole expense and shall be in accordance with applicable Laws.  Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.  Buyer shall keep the Real Property fully protected against liens of every character arising out of or in connection with Buyer's Due Diligence.  In the event that a lien is placed on the Real Property or any part thereof as a result of Buyer's Due Diligence, Buyer shall immediately notify Seller of such lien.  Buyer shall take action, at Buyer's expense, to have any such lien removed or discharged from the Real Property within thirty (30) days after the filing thereof.  If Buyer shall fail to so remove or discharge such lien within such thirty (30) day period, Seller may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by depositing in court a bond in the amount ordered by the court or in such other manner as is or may be permitted by law, and Buyer shall reimburse and indemnify Seller in respect thereof.
Buyer, for itself and all of the other Entering Parties, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from entrance upon or inspection of the Real Property by any Entering Parties (other than due to the sole negligence or willful misconduct of any Seller Parties).  This waiver and release shall survive the termination of this Agreement or the Closing (as applicable).
5.2    As Is Sale.  Buyer acknowledges and agrees as follows:  (a) during the Due Diligence Period, Buyer shall conduct such Due Diligence as Buyer shall deem necessary or appropriate; (b) except for Seller’s Warranties, the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS,” and Buyer for itself and to the extent permitted by law for its successors and assigns hereby waives, releases and discharges Seller from any Liabilities, and covenants not to sue Seller for any Liabilities caused by, arising out of, or related to the condition of the Property; (c) except for Seller’s Warranties and express covenants in this Agreement or as provided in any Closing Document signed by Seller, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence; and (d) Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.  The terms of this Section 5.2 shall survive the Closing.
5.3    Termination of Agreement During Due Diligence Period.  If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period, in which event, the Title Company shall refund the Deposit (less the Initial Payment) to Buyer and thereafter Seller and Buyer shall not have any liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement.  In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5.  Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Due Diligence Period to conduct further Due Diligence on-site at the Property except as provided in Section 5.1.

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ARTICLE 6 - ADJUSTMENTS AND PRORATIONS
The following adjustments and prorations shall be made at Closing:
6.1     Rent.  All rents payable under the Leases and collected by Seller prior to the Closing Date shall be prorated between Seller and Buyer as of as of 12:01 a.m. on the Closing Date.  Seller shall be entitled to such rents attributable to any period to but not including the Closing Date.  Buyer shall be entitled to such rents attributable to any period on and after the Closing Date.  Rents not collected as of the Closing Date shall not be prorated at the time of Closing.
After Closing for a period of sixty (60) days, Buyer shall make a good faith effort to collect on Seller’s behalf any rents for any period prior to the Closing Date and not collected as of the Closing Date and to tender the same to Seller upon receipt; provided, however, that all rents collected by Buyer or Seller on or after the Closing Date shall first be applied to all amounts due under the applicable Lease at the time of collection (i.e., current rents) with the balance (if any) payable to Seller, but only to the extent of amounts actually due Seller.  Buyer shall not have an exclusive right to collect the rents due Seller and any other amounts due Seller under the Leases, and Seller hereby retains its rights to pursue claims against any tenant under the Leases or other party for sums due with respect to any period prior to the Closing Date; provided, however, that with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is sixty (60) days after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings seeking eviction of such tenant or the termination of any Lease.  The terms of this Section 6.1 shall survive the Closing.
6.2    Security Deposits; Prepaid Rents.  Buyer shall receive a credit against the Purchase Price at Closing in an amount equal to all unapplied security or other deposits held by Seller under the Leases as of the Closing Date together with all amounts prepaid by tenants for periods on or after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, nothing herein, including without limitation the releases set forth in this Agreement, shall release Seller from liability for, or impose on Buyer any liability for, the return of any Deposits not actually credited to Buyer at Closing.
6.3    Real Estate and Personal Property Taxes.  Buyer assumes and agrees to pay so much of the real estate taxes and personal property taxes in respect of the Property assessed for and first becoming a lien during the calendar year in which Closing occurs (the “Current Year Taxes”) as shall be allocable to Buyer by proration (based upon the number of days in such calendar year on and after the Closing Date).  Seller shall pay (a) all delinquent real estate taxes and personal property taxes and (b) so much of the Current Year Taxes as shall be allocable to Seller by proration (based upon the number of days in such calendar year prior to the Closing Date).  Any such taxes which are payable in the calendar year in which Closing occurs but are not due and payable at the time of Closing and the portion of the Current Year Taxes not assumed by Buyer hereunder shall be allowed to Buyer as a credit against the Purchase Price at Closing.  If the Current Year Taxes have not been set at the Closing Date, the present tax rate and assessed valuation shall be used for the purposes of making the adjustments at Closing under this paragraph subject to Section 6.8.

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6.4    Special Assessments.  Seller shall pay all installments of special assessments due and payable prior to the Closing Date, and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that if Seller may elect to pay any special assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer.
6.5    Property Operating Expenses.  Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date.  Seller shall pay all utility charges and other operating expenses attributable to the Property to but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases), and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date.  To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, and post-closing adjustments between Buyer and Seller shall be made within thirty (30) days after the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing.  Seller shall not assign to Buyer any deposits which Seller has with any of the utility or service companies servicing the Property.  Buyer shall arrange with such companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.
6.6    Prepaid Expenses.  Buyer shall reimburse Seller at Closing for all prepaid expenses relating to the Property which were paid pursuant to Contracts to be assigned to Buyer pursuant to this Agreement to the extent attributable to the period commencing on the Closing Date or thereafter.
6.7    Closing Costs.  Seller shall pay the following costs and expenses associated with the Transaction:  (a) the cost of the Title Commitment and all endorsements obtained by Seller to Remove Title Objections which Seller has elected in writing to Remove as provided in Section 4.2 or mechanics’ liens which Seller is obligated to satisfy at Closing under Section 4.2, (b) the cost of recording and filing the Deed and all transfer taxes due upon the recordation of such Deed, (c) one-half the fee of the Title Company for closing this Transaction, and (d) the commission due Seller’s Broker.
Buyer shall pay (a) a) all premiums and charges of the Title Company for the Owner’s Title Policy and all charges of the Title Company for endorsements requested by Buyer, (b) one-half of the fee of the Title Company for closing this Transaction, (c) all costs of Buyer’s Due Diligence, (d) any cost to update the Survey if Buyer elects to do so, and (e) all costs and expenses related to any financing to be obtained by Buyer (including any cost of a mortgagee title policy and the cost of recording all financing documents).
The obligations of the parties under this Section 6.7 shall survive the termination of this Agreement or the Closing (as applicable).

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6.8    Delayed Adjustment.  If at any time following the Closing Date, the amount of an item listed in this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of proof of the same, provided that such proof is received by the party from whom payment is to be made on or before ninety (90) days after Closing.  Seller and Buyer shall cooperate in providing information reasonably requested by the other to determine whether any delayed adjustment is necessary.  The provisions of this Section 6.8 shall survive the Closing.
6.9    Rent Ready Adjustment. As of the date of Closing (“Walk Through Date”), a representative of Buyer and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Buyer shall receive a credit against the Purchase Price at Closing in the amount of $750 per unit. As used herein, “‘rent ready’ condition” means Seller’s practice and procedures, as of the date of this Agreement, for placing units in “rent ready” condition. Nothing contained in this subparagraph (e) shall be construed as limiting Buyer’s rights and Seller’s obligations under the other provisions of this Agreement.
ARTICLE 7 - CLOSING
Buyer and Seller hereby agree that the Transaction shall be consummated as follows:
7.1    Closing Date.  Closing shall occur on the Closing Date at 5:00 p.m. eastern time, at the offices of the Title Company located at First American Title Insurance Company National Commercial Services, 30 North LaSalle Street Suite 2700, Chicago, IL 60602.  Time is of the essence with respect to the Closing.
7.2    Payment of Purchase Price.  Subject to all other terms and conditions of this Agreement, Buyer agrees to pay the amount specified in Section 3.2 by delivery of the same to the Title Company no later than 3:00 p.m. eastern time on the Closing Date.  In the event the Title Company has not received the payment specified in Section 3.2 from Buyer by said time on the Closing Date, Seller shall have the right to extend the Closing to the next business day following such date, in which event the proration and adjustments under Article 6 shall be recomputed as of such extended Closing Date.  Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if the payment specified in Section 3.2 is not received by the Title Company from Buyer on the Closing Date.
7.3    Seller’s Closing Deliveries.  Provided all conditions precedent to Seller’s obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, at Closing Seller shall deliver or cause to be delivered the following:
(a)    Deed.  A deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

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(b)    Bill of Sale.  A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.
(c)    Rent Roll.  A Rent Roll with respect to those Leases in effect on the date two (2) days prior to the Closing Date.
(d)    Assignment of Tenant Leases.  An assignment and assumption of the Leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.
(e)    Assignment of Intangible Property.  An assignment and assumption of the Intangible Property in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.
(f)    Notice to Tenants.  A single letter in the form of Exhibit H attached hereto and incorporated herein by this reference (“Notice to Tenants”), executed by Seller, duplicate copies of which shall be sent by Seller after Closing to each tenant under the Leases.
(g)    Non-Foreign Person Affidavit.  A non-foreign person affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, executed and acknowledged by Seller.
(h)    Closing Certificate.  A certificate executed by Seller remaking Seller’s representations and warranties set forth in Section 9.2 as of the Closing Date, subject, however, to the provisions of Section 9.3.
(i)    Owner’s Affidavit.  An owner’s affidavit in the form of Exhibit J attached hereto and incorporated herein by reference executed by Seller.
(j)    Evidence of Authority.  Documentation to establish to Buyer’s reasonable satisfaction the due authorization of Seller’s sale of the Property and the authority of the signatory to this Agreement and the documents delivered by Seller pursuant to this Section 7.3 to execute the same on behalf of Seller.
(k)    Closing Statement.  Seller’s closing statement executed by Seller.
(l)    Other Documents.  Such other documents as may be agreed upon by Buyer and Seller to consummate this Transaction.
(m)    Keys and Original Documents.  Keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, copies of all of the Property Documents, to the extent not previously delivered to Buyer.

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7.4    Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered the following:
(a)    Purchase Price.  The Purchase Price, as adjusted for prorations and other adjustments to be made pursuant to Article 6, plus any other amounts required to be paid by Buyer at Closing.
(b)    Assignment of Leases.  The Assignment of Leases executed by Buyer.
(c)    Assignment of Intangible Property.  The Assignment of Intangible Property executed by Buyer.
(d)    Notice to Tenants.  The Notice to Tenants executed by Buyer.
(e)    Closing Certificate.  A certificate executed by Buyer remaking Buyer’s representations and warranties set forth in Section 9.1 as of the Closing Date.
(f)    Evidence of Authority.  Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and the authority of the signatory to this Agreement and the Closing Documents required to be executed by Buyer to execute the same on behalf of Buyer.
(g)    Closing Statement.  Buyer’s closing statement executed by Buyer.
(h)    Other Documents.  Such other documents as may be agreed upon by Seller and Buyer to consummate the Transaction.
7.5    Other Closing Deliveries.  At each Closing, Buyer and Seller shall deposit with Title Company all other documents which may be reasonably and customarily required to consummate the transactions contemplated by this Agreement (but without increasing the liability or obligations of either party hereto).
ARTICLE 8 - SELLER’S CONDITION TO CLOSING
Intentionally Deleted.
ARTICLE 9 - REPRESENTATIONS AND WARRANTIES
9.1    Buyer’s Warranties.  As of the Execution Date, Buyer represents and warrants to Seller as follows:

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(a)    Buyer’s Authorization.  Buyer (i) is duly organized, validly existing and in good standing under the Laws of its respective state of organization and, to the extent required by Law, the State of Georgia, (ii) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under the Closing Documents to be executed by Buyer, and (iii) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer and to perform Buyer’s obligations hereunder and thereunder.  This Agreement and Closing Documents to be executed by Buyer have been duly authorized by all requisite partnership, corporate, limited liability company or other required action on the part of Buyer and its general partners or managing members (as applicable) and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and the Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or its general partners or managing member (as applicable) or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer or its general partners or managing members (as applicable) are bound.
(b)    Buyer’s Financial Condition.  No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.
(c)    OFAC Compliance.  Neither Buyer nor, to Buyer’s actual knowledge, any Person (defined below) who owns a direct or indirect interest in Buyer (collectively, a “Buyer Party”) is now nor shall be at any time until the Closing under this Agreement an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise. Neither Buyer nor, to Buyer’s actual knowledge, any Buyer Party, nor any Person providing funds to Buyer in connection with the transaction contemplated hereby (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this subsection, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the

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United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957. With respect to parties owning indirect interests in Buyer, Seller acknowledges that Buyer has relied exclusively on its U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by applicable law and FINRA regulations in making the foregoing representations.
Seller hereby acknowledge that "Buyer’s actual knowledge," or words of similar import upon which certain of the representations and warranties set forth in this Article are based, means only the current actual (as opposed to implied or constructive) knowledge of Ana Marie del Rio, General Counsel of Steadfast Companies, without conducting any investigations whatsoever, or other inquiry or review of files in Buyer’s possession or control in connection with this transaction or the making of the representations contained in this Article 9, and shall not be construed to refer to the knowledge of any other Buyer Party.  There shall be no personal liability on the part of any Knowledge Party arising out of any of the Buyer’s representations and warranties. Buyer’s representations and warranties in this Section 9.1 shall survive the Closing and not be merged therein for a period of nine (9) months, and Buyer shall only be liable to Buyer hereunder for a thereof breach with respect to which a claim is made by Seller against Buyer on or before the expiration of the ninth (9th) month following Closing.  Furthermore, Buyer’s aggregate liability for damages for any breach of such representations and warranties shall be limited to an amount equal to $1,000,000.00.
The foregoing representations and warranties of Buyer shall be remade by Buyer as of the Closing Date.
9.2    Seller’s Warranties.  As of the Execution Date, Seller represents and warrants to Buyer as follows:
(a)    Seller’s Authorization.  Seller (i) is duly organized, validly existing and in good standing under the Laws of its respective state of organization and, to the extent required by Law, the State of Georgia, (ii)  is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under the Closing Documents to be executed by Seller, and (iii)  has all necessary power to execute and deliver this Agreement and the Closing Documents to be executed by Seller, and to perform Seller’s obligations hereunder and thereunder.  This Agreement and the Closing Documents to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and its general partner or managing member (as applicable) and is the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and the Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or its general partner or managing member (as applicable) and is or will conflict with any order or decree of any court or governmental instrumentality of any nature or any other written agreement by which Seller or its general partner or managing member (as applicable) or the Property are bound.  Seller is not acting, directly or indirectly for, or on behalf

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of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by OFAC, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.
(b)    OFAC Compliance. Neither Seller nor, to Seller’s knowledge, any Person (as hereinafter defined) who owns a direct or indirect interest in Seller (collectively, a “Seller Party”) is now nor shall be at any time until the Closing under this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise. Neither Seller nor, to Seller’s knowledge, any Seller Party, nor any Person providing funds to Seller in connection with the transaction contemplated hereby (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.
(c)    To Seller’s knowledge, there are no (and have never been any) employees of Seller working at the Property.
(d)    To Seller’s knowledge, except as set forth on Exhibit K, Seller has not received a written notice, not subsequently cured, (i) from any governmental entity citing Seller for or asserting a violation of any law, ordinance, order, or regulation with respect to the Property (including without limitation the use or occupancy thereof) or Seller’s ownership or operation thereof or (ii) from any party to a Permitted Exception asserting a violation thereof.

(e)     To Seller’s knowledge, the Rent Roll attached hereto and incorporated herein as Exhibit L is a true, correct copy of the rent roll used by Seller in the ownership and operation of the Property.

(f)    Seller has made available the Tenant Lease files to Buyer, which files are the complete files used by Seller in its ownership and operation of the Property. To Seller’s knowledge, except for (x) those tenants under the Tenant Leases, and (y) rights under the Permitted Exceptions, Seller has no knowledge of (i) any other contractual obligations that will be binding upon Buyer or the Property after Closing or (ii) other persons or entities in possession of, or claiming any possession to, any portion of the Property.

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(g)    Except as set forth in Exhibit K, Seller has not been served in any litigation, arbitration, or other judicial, administrative, or other similar proceedings or inquiries (including, without limitation, involving any condemnation or zoning change, or the federal Department of Housing and Urban Development or the Americans with Disabilities Act of 1990, as amended, or any other law, rule or regulation governing access by disabled persons) with respect to the Property which is currently pending. To Seller’s knowledge, no such litigation, arbitration, or other judicial, administrative, or other similar proceedings or inquiries are pending (but not yet served) or have been threatened in writing with respect to the Property.

(h)    To Seller’s knowledge, (i) the list of Contracts attached hereto as Exhibit B is true, correct, and complete as of the date specified thereon (to be updated as of the applicable Closing Date pursuant to changes permitted under Section 10.2), and (ii) except as set forth on Exhibit K, Seller has not received a written claim from any party thereto alleging a material default by any Seller in performing any of its obligations under any of the Contracts that has not been cured or otherwise resolved.

(i)    Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(j)    No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

(k)    Seller has not granted, and to Seller’s knowledge there do not exist, any rights of first refusal or options to purchase the Property or any portion thereof that are currently in effect other than pursuant to this Agreement.

9.3    General Provisions.
(a)    No Representation as to Leases.  Seller does not represent or warrant that any particular Lease will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.
(b)    Seller’s Warranties Deemed Modified.  To the extent that any Buyer’s Representatives obtains actual knowledge prior to the expiration of the Due Diligence Period that Seller’s representations and warranties set forth in Section 9.2 were inaccurate, untrue or incorrect in any material respect as of the Execution Date, (i) Buyer shall provide Seller written notice thereof within five (5) business days after Buyer’s Representatives obtain such knowledge and have all rights and remedies set forth in Section 11.2, and (ii) if Buyer fails to exercise its rights and remedies under Section 11,2, such representations and warranties shall be deemed modified for all purposes of this Agreement to reflect the accurate, true or correct state of facts known to Buyer’s Representatives, and Seller shall have no liability hereunder for such inaccurate, untrue or incorrect representation or warranty. As to any representation and warranty set forth in Section 9.2 qualified to Seller’s knowledge, any such representation shall not be deemed inaccurate, untrue or incorrect if Seller did not have knowledge of such fact or circumstance as of the Execution Date, but subsequently gained knowledge of such fact or circumstance following the Execution Date.

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(c)    Breach of Seller’s Warranties Discovered After the Due Diligence Period.  If after the expiration of the Due Diligence Period but prior to the Closing any Buyer’s Representatives obtains actual knowledge that any of Seller’s representations and warranties set forth in Section 9.2 were untrue, inaccurate or incorrect in any respect as of the Execution Date, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  Buyer, as its sole remedy, shall have the following rights:
(i)    If any of Seller’s representations or warranties set forth in Section 9.2 were untrue, inaccurate or incorrect in any material respect as of the Execution Date, then Buyer may elect either (A) to waive such misrepresentations and consummate the Transaction without any reduction of or credit against the Purchase Price and without any liability of Seller hereunder for such inaccurate, untrue or incorrect representation or warranty, or (B) to terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event, (x) the Title Company shall refund the Deposit (less the Initial Payment) to Buyer and (y) thereafter Seller and Buyer shall not have any further liabilities hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement, or (C) pursue all rights and remedies set forth in Section 11.2 herein. As to any representation and warranty set forth in Section 9.2 qualified to Seller’s knowledge, any such representation shall not be deemed inaccurate, untrue or incorrect if Seller did not have knowledge of such fact or circumstance as of the Execution Date, but subsequently gained knowledge of such fact or circumstance following the Execution Date.
(ii)    If any of Seller’s representations and warranties set forth in Section 9.2 were untrue, inaccurate or incorrect on the Execution Date but were not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price and without any liability of Seller hereunder for such inaccurate, untrue or incorrect representation or warranty.
The untruth, inaccuracy or incorrectness of Seller’s representations and warranties under Section 9.2 shall be deemed material for purposes of this Agreement only if Buyer’s damages resulting from such untruth, inaccuracy or incorrectness are reasonably estimated to exceed Twenty-Five Thousand Dollars ($25,000.00) in the aggregate, or if a commercially reasonable buyer in a similarly situated transaction would deem the same to be material or would render the Property unfinanceable.
(d)    Representations and Warranties Remade on Closing Date.  Seller’s representations and warranties under Section 9.2 shall be remade by Seller as of the Closing Date; provided, however, such representations and warranties (including Exhibits B and K) shall be modified as set forth in Section 9.3 above and Seller shall be entitled to further modify (i) Exhibit L to reflect the Rent Roll in effect as of Closing (ii) Exhibit B to reflect the Contracts as modified or terminated in accordance with Section 10.2 and any new contracts or agreements entered into in accordance with Section 10.2 and (iii) Exhibit K to reflect any matters first arising after the Execution Date.

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Notwithstanding the foregoing, if prior to Closing Seller obtains actual knowledge of any matters first arising after the Execution Date that, if not resolved prior to Closing would be required to be identified on Exhibit K as of the Closing Date, Seller shall give Buyer written notice thereof within five (5) business days after obtaining such knowledge (but, in any event, prior to Closing).  Seller shall have the right to elect to extend the Closing Date for a period not to exceed thirty (30) days by written notice of such election given to Buyer on or before the Closing Date for the purpose of endeavoring to cure or remedy such matter.  In the event Seller is not able to cure or remedy such matter on or before the Closing Date (as the same may be extended by Seller as provided above), and in Buyer’s reasonable judgment such matter adversely affects the Property in any material respect, Buyer may elect to terminate this Agreement by written notice to Seller given on the Closing Date, in which event the Title Company shall refund the Deposit (less the Initial Payment) to Buyer and Seller and Buyer shall not have any further liability hereunder, except for obligations which by the express terms of this Agreement survive the termination of this Agreement. Notwithstanding the foregoing, if any change to Seller’s representations between the Execution Date and Closing Date are a result of a breach by Seller of the terms of this Agreement, then Buyer shall be entitled to pursue all rights and remedies set forth in Section 11.2 herein
(e)    Survival.  Seller’s Warranties shall survive the Closing and not be merged therein for a period of nine (9) months, and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before the expiration of the ninth (9th) month following Closing.  Furthermore, Seller’s aggregate liability for damages for any breach of a Seller’s Warranty shall be limited to an amount equal to $1,000,000.00.

ARTICLE 10 - COVENANTS
10.1    Buyer’s Covenants.  Buyer hereby covenants as follows:
(a)     Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be furnished on the condition that Buyer maintain the confidentiality thereof.  Accordingly, Buyer shall not disclose, and shall prohibit the other Buyer’s Representatives and any parties identified in clause (x) below from disclosing, to any other person without the prior written consent of Seller:  (i) the terms of the Agreement, and (ii) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representatives in connection with its Due Diligence.  In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all documents containing any of such information delivered by or on behalf of Seller without retaining any copy thereof or extract therefrom, including (but not limited to) the Seller Deliveries and Property Documents, and destroy all documents containing any of such information otherwise obtained by Buyer or Buyer’s Representatives.  Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (x) on a need-to-know basis to the Title Company, to Buyer’s Representatives, to Buyer’s consultants and contractors, to its potential lenders, and to members of professional firms serving it or its potential lenders and (y) as any governmental or quasi-governmental agency may

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require or otherwise as necessary in order to comply with applicable Laws or a court order.  In addition, this confidentiality obligation shall not apply to any information that is a matter of public record or generally available to the public (other than as a result of the disclosure thereof in breach of this Section).  The provisions of this Section 10.1(a) shall survive any termination of this Agreement.
(b)    Buyer’s Indemnity.  Buyer hereby agrees to indemnify, defend, and hold harmless each of the Seller Parties from and against any and all Liabilities regardless of cause, arising out of or resulting from, or alleged to arise out of or result from, (i) the breach of the terms of Section 10.1 or (ii) the entry on the Real Property and/or the conduct of any Due Diligence by any Entering Parties at any time prior to the Closing; provided, however, that Buyer shall not incur any liability or obligation to indemnify under the foregoing for any Liabilities (i) resulting or arising out of any existing state, fact or condition merely discovered or identified by Buyer or any of its Buyer’s Consultants (except to the extent exacerbated by Buyer and/or Buyer’s Consultants’ activities hereunder) or (ii) resulting or arising out of the negligence or willful misconduct of any of the Seller’s Indemnified Parties. The provisions of this paragraph shall survive after the termination of this Agreement until (i) April 7, 2015 with respect to Liabilities of Seller unrelated to any claim of any third party unaffiliated with Seller or (ii) July 7, 2015 with respect to Liabilities of Seller relating to any claim made by a third party unaffiliated with Seller.

(c)    Signage.  Promptly after the Closing, Buyer will “banner” or otherwise temporarily mask the portion of all signage containing the “AMLI” name to indicate the new ownership, failing which upon five (5) days prior written notice, Seller may do so at Buyer’s expense.  Within sixty (60) days after the Closing, Buyer will cause the portion of all signage containing the “AMLI” name to be replaced, failing which Seller may remove such portion of the signage at Buyer’s expense upon fifteen (15) days prior written notice.  The provisions of this Section 10.1(c) shall survive the Closing.
10.2    Seller’s Covenants.

Until the Closing Date or any earlier termination of this Agreement:

(a)Seller shall manage, operate, maintain and repair the Property in the ordinary course of business and substantially in accordance with Seller’s existing practices (including, without limitation, maintenance of substantially the same advertising and marketing programs for the Property in effect as of the date of this Agreement), normal wear and tear and damage by fire, casualty and eminent domain or condemnation excepted; provided, however, in no event shall Seller be obligated to make any capital improvements following the Execution Date (it being acknowledged and agreed that, solely for purposes of this paragraph, carpeting, paint, and other items repaired or replaced in the ordinary course of Seller’s business in making vacated units “rent ready” shall not be considered to be capital improvements).

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(b)Seller shall not initiate or consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property. Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any material part thereof or estate therein), except as approved in writing by Buyer, in its sole discretion, or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing apartment units in the Property in the manner authorized in this Agreement, (ii) terminate, amend or enter into Contracts in the manner authorized in this Agreement and (iii) use, deplete, remove or replace items of Personal Property in the ordinary course of business.

(c)Except as provided in subsection (d) below, Seller shall not enter into any contracts affecting the Property which are not terminable upon prior notice of thirty (30) days or less and without payment of any fee or penalty without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)Seller shall lease apartment units for the Property using Seller’ standard form lease for the Property at market rents and pursuant to Seller’ current normal and customary business practices; provided, however from and after the Due Diligence Date, Seller shall not, without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any Lease or any amendment to an existing Lease for a term in excess of sixteen (16) months. Except as otherwise noted on the Rent Roll, as to any new leases entered into after the Due Diligence Date, the term shall not be less than six (6) months. Seller shall not accept any prepayment of rent or other amounts due under a Lease of more than two (2) months.

(e)Seller shall promptly notify Buyer in writing of (i) any notice of condemnation proceeding commenced against the Property received by Seller from and after the Execution Date; and (ii) any litigation, arbitration or administrative hearing relating to the Property or Seller’s ownership or operation thereof for which Seller receives written notice following the Execution Date.

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(f)Promptly after the request of Buyer, which request will be made no more than every two (2) weeks (except that the request may be made within 7 days of the Closing Date, even if less than two weeks from the prior request), Seller shall provide to Buyer any of the following that have been received since the date of the last request: (i) copies of any material modifications of any existing Lease entered into by Seller; (ii) copies of any new service contract or material modification of any existing service contract entered into by Seller; (iii) copies of all written notices given or received by Seller asserting any material breach or material default under the Leases or the Service Contracts or any violation of the Approvals, Permitted Encumbrances or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Real Property or the Personal Property; (iv) copies of any written notices given or received by Seller of any pending or threatened zoning change, tax appeal or special assessment; (v) listing of all pending eviction or unlawful detainer actions; (vi) an updated Rent Roll; and (vii) updated monthly operating statements for the Property.

10.3    Mutual Covenants.
(a)    Publicity.  Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any press release or public statement with respect to the Transaction or this Agreement (“Release”) without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law.  If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.
(b)    Brokers.  Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction.  Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker.  Seller agrees to indemnify and hold harmless Buyer from and against any and all Liabilities suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction.  Buyer agrees to indemnify and hold harmless Seller from and against any and all Liabilities suffered or incurred by Seller as a result of any claims by any other party claiming to have represented Buyer as broker in connection with the Transaction.
(c)    Tax Protests; Tax Refunds and Credits.  After Closing, Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during all calendar years prior to Closing.  Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during the calendar year in which Closing occurs and all subsequent calendar years.  All real estate and personal property tax refunds and credits received after Closing with respect to any real estate and personal property taxes paid by Seller for any calendar year prior to the calendar year in which Closing occurs shall be the property of Seller.

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Any refunds or credits attributable to real estate and personal property taxes attributable to the Current Year Taxes shall be apportioned between Buyer and Seller in the manner provided in Section 6.3.  Any refunds or credits attributable to real estate and personal property taxes first due and payable during any calendar year following the calendar year in which Closing occurs shall be the property of Buyer.
The provisions of this Section 10.3 shall survive the termination of this Agreement or the Closing (as applicable).
2.    ARTICLE 11 - DEFAULT
11.1    Default by Buyer.
If Buyer, without the right to do so and in default of its obligations under this Agreement, fails to complete Closing or materially breaches any material obligation under this Agreement, Seller, as its sole and exclusive remedy, shall have the right, provided Seller has given Buyer written notice of such default and Buyer's failure to cure such default within five (5) business days following such notice being given (other than a failure to post the Earnest Money or a failure to consummate a Closing on the Closing Date, neither of which shall be subject to a notice and cure period), to terminate this Agreement and retain all Earnest Money (including all interest thereon) as liquidated damages, in which event, both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement. The Deposit amount is agreed upon by both parties as liquidated damages, acknowledging the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof. Notwithstanding the foregoing, Buyer and Seller agree that nothing contained herein shall limit Seller’ right to seek and obtain damages from Buyer due to Buyer defaulting in its obligations hereunder which expressly survive the termination of this Agreement.

11.2    Default by Seller.  If Seller is in default of any of its obligations hereunder and such default continues for five (5) business days after written notice from Buyer to Seller (other than a failure to consummate a Closing on the Closing Date, which shall not be subject to a notice and cure period), which written notice shall detail such default, then Buyer shall have the right, as its sole and exclusive remedy (except as hereinafter otherwise provided), either: (i) to terminate this Agreement and receive reimbursement of the Deposit (plus the Initial Payment), in which event both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement; or (ii) to file, within sixty (60) days of the Closing Date, an action for specific performance of Seller's express obligations hereunder, without abatement of, credit against, or reduction in the Purchase Price. Notwithstanding the foregoing, Buyer and Seller agree that nothing contained herein shall limit Buyer's right to seek and obtain damages from Seller due to Seller defaulting in its obligations hereunder which expressly survive the termination of this Agreement, or (iii) in the event of an Intentional Default (as hereinafter defined) by Seller which render’s Buyer’s remedy for specific performance unavailable, Buyer shall have the right to terminate this Agreement, receive reimbursement of the Deposit (plus the Initial Payment), and payment by Seller of Buyer’s Transaction Costs (as hereinafter defined). For purposes of this Section 11.2, Buyer’s Transaction Costs shall mean any costs and expenses actually paid or incurred by Buyer to third-parties (except as expressly provided herein) as of the date of such termination of this Agreement by Buyer pursuant to this Section 11.2, including attorney fees (including in-house attorneys of Buyer or its affiliates at a rate of $300/hour), third parties’ fees and actual, out-of-pocket expenses (such as travel costs) in connection with the performance of

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examinations, inspections and/or investigations of the Property and to any potential lender in connection with any proposed financing of the Property (all as substantiated by written invoices therefor), in an amount not to exceed $150,000.00 As used herein, “Intentional Default” shall mean any default by Seller under this Agreement which arises from one or more of the following: (a) Seller’s fraud, (b) Seller’s criminal conduct (i.e. conduct that constitutes a felony under applicable law), (c) intentional or grossly negligent breach by Seller of any of its obligations under this Agreement, or (d) a representation or warranty made by Seller if Seller had actual knowledge that such representation or warranty was untrue when made, provided however that changes in factual matters between the Execution Date and the Closing Date which render Seller unable to remake such representation or warranty on the Closing Date shall not constitute an Intentional Seller Default unless due to Seller’s breach of any covenant in this Agreement. Seller’s reimbursement obligations under this Section 11.2 shall survive any termination of this Agreement by Buyer under this Section 11.2.
ARTICLE 12 - CONDEMNATION/CASUALTY
12.1    Right to Terminate.  If, after the Execution Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof and shall advise Buyer in such notice if such damage or destruction is an uninsured loss.  If the Property is the subject of a Major Damage/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller not later than ten (10) business days after the receipt of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election.  The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) business day period shall be deemed an election not to terminate this Agreement.  If this Agreement is terminated pursuant to this Section 12.1, the Deposit (less the Initial Payment) shall be returned to Buyer and, thereafter, Seller and Buyer shall not have any further liability hereunder other than obligations which by the express terms of this Agreement, survive the termination of this Agreement.
12.2    Allocation of Proceeds and Awards.  If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein, and at the Closing:
(a)    if the condemnation awards or insurance proceeds on account of such condemnation or damage, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds, plus (ii) if damage has occurred and such damage is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to all reasonable third-party costs and expenses (including attorneys’ fees) actually incurred by Seller in obtaining payment of any award or proceeds (as applicable), any portion of the award or proceeds (as applicable) payable for the loss of rents of the Property for the period prior to Closing and all reasonable third-party costs actually incurred by Seller prior to Closing for the repair or restoration of the Property to the extent completed and lien-free (collectively “Seller’s Costs”); and
(b)    to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if damage has occurred and such damage is an insured casualty, Buyer

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shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to Seller’s Costs applicable thereto, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) business day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to Seller’s Costs not previously paid to Seller or deducted from the credit for Seller’s deductible pursuant to clause (i) above; and
(c)    if the damage was an uninsured casualty, and Seller elects to give Buyer a credit at Closing for the costs of restoration or repair as agreed to by Buyer and Seller within the ten (10) business day period in which Buyer may terminate this Agreement pursuant to Section 12.1, Buyer shall receive a credit at Closing equal to such agreed amount of the costs of repair or restoration.
Notwithstanding anything contained herein to the contrary, the insurance proceeds to be credited or delivered to Buyer pursuant to this Article will exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds will be retained by Seller. Any business interruption or rental loss insurance proceeds received by Seller and allocable to the period after the Closing Date for the Property shall be delivered to Buyer. This provision shall survive Closing.
12.3    Insurance.  Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date. To the extent Seller materially modifies the insurance coverage in effect for the Property, or changes its insurance provider at any time between the Execution Date and the Closing Date, Seller shall promptly notify Buyer of such change.
ARTICLE 13 - ESCROW PROVISIONS
The Deposit shall be held by the Title Company, in escrow, and disposed of only in accordance with the following provisions:

(a)	If the Closing occurs, the Title Company shall deliver the Deposit to Seller on the Closing Date.

(b)
If Buyer exercises a termination right in accordance with Section 5.3 or Section 12.2 above, the Title Company shall deliver the Deposit (less the Initial Payment) to Buyer upon receipt of a written demand therefor from Buyer (a copy of which must be simultaneously sent to Seller) and the Title Company shall deliver the Initial Payment to Seller.

(c)    If the Closing does not occur for any reason other than as set forth in subsection (b) above, the Title Company shall deliver the Deposit to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this paragraph (provided, in all events the Seller shall be entitled to the Initial Payment).  If for any reason the Closing does not occur and either party makes a written demand upon the Title Company for payment of the Deposit, the Title Company shall give written notice to the other party of such demand.  If the Title Company does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, the Title Company is hereby authorized to make such payment.  If the Title Company does receive such written

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objection within such ten (10) business day period, the Title Company shall continue to hold the Deposit (less the Initial Payment, which shall be delivered to Seller) until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.
(d)    The parties acknowledge that the Title Company is acting solely at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, and that the Title Company shall not be liable to either of the parties for any action or omission on its part taken or made in good faith and not in disregard of this Agreement.  Seller and Buyer shall jointly and severally indemnify and hold the Title Company harmless from and against all Liabilities incurred in connection with the performance of the Title Company’s duties hereunder, except with respect to actions or omissions taken or made by the Title Company in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Company.
(e)    Buyer shall pay any income taxes on interest (if any) earned on the Deposit and shall provide its taxpayer identification number to the Title Company concurrently with the deposit of the Deposit.
(f)    The Title Company has executed this Agreement in the place indicated on the signature page hereof solely to confirm that the Title Company has received and shall hold the Deposit in escrow and shall disburse the Deposit pursuant to the provisions of this Article 13. The Deposit shall be held in an interest-bearing account selected by Buyer at a federally-insured bank in the name of Buyer, which shall have no penalty for early withdrawal, and shall not be commingled with any funds of Title Company or any other person or entity.
The provisions of this Article 13 shall survive the termination of this Agreement or the Closing (as applicable).
ARTICLE 14 - LEASING MATTERS
Prior to Closing, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease (including, without limitation, the right to remove any tenant) and to apply all or any portion of any security deposits or other deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.
ARTICLE 15 - MISCELLANEOUS
15.1    Buyer’s Assignment.  Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio.  However, Buyer may assign or otherwise transfer all of its interest under this Agreement without Seller's consent to: (i) any entity wholly owned or controlled, directly or indirectly, by Buyer or Steadfast Apartment REIT, Inc., a Maryland corporation (“SIR”), or (ii) any subsidiary of Buyer or SIR ("Assignee"); provided that, in such event, (i) Buyer and Assignee shall be jointly and severally liable for all of the representations, warranties, indemnities, waivers, releases and other obligations and undertakings set forth in this Agreement until Closing and Assignee shall be solely liable from and after Closing, and (ii) not less than four (4) days prior to the Closing Date,

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Buyer shall deliver to Seller (a) written notice of such assignment setting forth the precise signature block to be included in all closing documents; and (b) a copy of an executed assignment agreement (the “Assignment and Assumption of Purchase and Sale Agreement”) in the form attached hereto as Exhibit M or such other form as may be approved by Seller in its reasonable discretion. Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be binding upon, Seller and Buyer and their respective successors and assigns.
15.2    Survival/Merger.  Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.
15.3    Integration; Waiver.  This Agreement, together with the Exhibits hereto, constitutes the entire understanding between the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.  Neither this Agreement nor any provision hereof may be modified or amended except by an instrument signed by Buyer and Seller.  No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
15.4    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Georgia.
15.5    Captions Not Binding; Exhibits.  The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof.  All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.
15.6    Binding Effect.  Subject to the provisions of Section 15.1 above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
15.7    Severability.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
15.8    Notices.  Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing and shall be deemed duly given or made at the time and on the date when received by facsimile or by e-mail (provided that the sender of such communication shall confirm receipt thereof by the appropriate parties by return email) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below.  Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

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IF TO BUYER:

Steadfast Asset Holdings, Inc.
18100 Von Karman Avenue, Suite 500
Irvine, California 92612
Attn: Ana Marie del Rio, Esq.
Fax : (949) 852-0143
E-mail: anamarie.delrio@Steadfastco.com
Telephone No.: (949) 852-0700

WITH COPY TO: Steadfast Companies 105 Oronoco Street, Suite 312 Alexandria, VA 22314 Fax: (949) 825-6705 E-mail: ginger.davis@Steadfastco.com Telephone No.: (949) 852-0700
IF TO SELLER c/o AMLI Residential Properties L.P. ATTN: Fred Shapiro Senior Vice President/Acquisitions 200 West Monroe Suite 2200 Chicago, IL 60606 Fax: (312) 283-4720 Email: fshapiro@amli.com
WITH COPY TO: Charlotte Sparrow Vice President- Legal & Risk Management AMLI Residential 200 West Monroe Suite 2200 Chicago, IL 60606 Fax: (312) 283-4723 Email: csparrow@amli.com
WITH COPY TO: Alison B. Jones Alston & Bird LLP 1201 W. Peachtree Street Atlanta, GA 30309 Fax: (404) 881-7777 Email: alison.jones@alston.com

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15.9    Counterparts.  This Agreement may be executed in counterparts (including execution of counterpart signature pages), each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
15.10    No Recordation.  Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded.
15.11    Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification hereof or any of the Closing Documents.
15.12    Time of Essence.  Time is of the essence with respect to this Agreement.
15.13    Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE TERMINATION OF THIS AGREEMENT OR THE CLOSING.
15.14    Attorneys’ Fees.  In addition to any other remedy provided for herein, the non-prevailing party shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in successfully enforcing or defending any provision of this Agreement against such non-prevailing party.
15.15    Facsimile Signatures.  Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

[Remainder of Page Intentionally left blank]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

PPF AMLI 4021 McGinnis Ferry Road, LLC, a
Delaware
limited liability company

By:	AMLI Residential Properties, L.P., a
Delaware limited partnership, its sole
member

By:	AMLI Residential Partners LLC,
a Delaware limited liability
company, its general partner

By:	/s/ Fred Shapiro
Name:	Fred Shapiro
Title:	Senior Vice President

BUYER:

STEADFAST ASSET HOLDINGS, INC., a
California corporation

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Vice President

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AGREEMENT OF TITLE COMPANY
The undersigned has executed this Agreement solely to confirm its agreement to hold the Deposit in escrow in accordance with the provisions hereof and comply with the provisions of Article 13.
IN WITNESS WHEREOF, the undersigned has executed this Agreement as of July 10, 2014.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Adrienne Taylor
Name:	Adrienne Taylor
Title:	Escrow Assistant

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EXHIBITS AND SCHEDULES

Exhibit A	Legal Description
Exhibit B	List of Contracts
Exhibit C	Inventory of Tangible Personal Property
Exhibit D	Form of Deed
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Assignment of Leases
Exhibit G	Form of Assignment of Intangible Property
Exhibit H	Form of Notice to Tenants
Exhibit I	Form of Non-Foreign Affidavit
Exhibit J	Owner’s Affidavit
Exhibit K	Notices of Litigation and Governmental Violations and Defaults
Exhibit L	Rent Roll
Exhibit M	Form of Assignment and Assumption of Purchase Agreement

Schedule 1	Seller’s Deliveries

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EXHIBIT A
LEGAL DESCRIPTION

Tract I:

4025 McGinnis Ferry Road, Suwanee, Georgia 30024
Legal Description Phase I & II (Lot A)
All that tract of land in Land Lots 237 and 238 of the 7th District, Gwinnett County, City of Suwanee,
Georgia, described as follows:
To find the True Point of Beginning, commence at a concrete right-of-way marker located at the intersection of the northwest right-of-way line of Scales Road (as established by right-of-way plans,
Project No. 7023, Sheet No. 251, Drawing No. RW-05, dated November 11, 1997, with the northeast right-of-way line of McGinnis Ferry Road (variable right-of-way); running thence along the northeast right-of-way line of McGinnis Ferry Road the following courses and distances: (1) North 59 degrees 33 minutes 52 seconds West 140.93 feet to a 1/2-inch rebar set, and (2) along the arc of a curve to the left
(which arc is subtended by a chord having a bearing and distance of North 64 degrees 47 minutes 41 seconds West 406.41 feet) 406.73 feet to a 1/2-inch rebar set and the True Point of Beginning; from the
True Point of Beginning as thus established, thence, leaving said right-of-way line, North 20 degrees 32 minutes 25 seconds East 86.61 feet to a 1/2-inch rebar set; thence along the arc of a curve to the right
(which arc is subtended by a chord having a bearing and distance of North 31 degrees 02 minutes 59 seconds East 155.22 feet) 156.31 feet to a 1/2-inch rebar set; thence along the arc of a curve to the right
(which arc is subtended by a chord having a bearing and distance of North 52 degrees 18 minutes 13 seconds East 80.88 feet) 81.25 feet to a 1/2-inch rebar set; thence along the arc of a curve to the left
(which arc is subtended by a chord having a bearing and distance of North 27 degrees 35 minutes 57 seconds East 104.56 feet) 111.04 feet to a 1/2-inch rebar set; thence along the arc of a curve to the right
(which arc is subtended by a chord having a bearing and distance of North 17 degrees 56 minutes 07 seconds East, 33.23 feet) 34.27 feet to a 1/2-inch rebar set; thence North 42 degrees 28 minutes 37 seconds East 614.08 feet to a 1/2-inch rebar set; thence North 77 degrees 52 minutes 35 seconds East
489.70 feet to a 1/2-inch rebar set; thence North 31 degrees 44 minutes 03 seconds East 243.57 feet to a 1/2-inch rebar set; thence North 47 degrees 15 minutes 17 seconds West 854.61 feet to a 1/2-inch rebar set; thence North 78 degrees 50 minutes 22 seconds West 82.72 feet to a 1/2-inch rebar set;
thence South 39 degrees 44 minutes 14 seconds West 466.42 feet to a 1/2-inch rebar set; thence South
53 degrees 45 minutes 59 seconds West 1001.42 feet to a 1/2-inch rebar set; thence North 36 degrees
14 minutes 01 second West 364.33 feet to a 1/2-inch rebar set; thence South 69 degrees 08 minutes 21 seconds West 144.34 feet to a point; thence South 86 degrees 56 minutes 33 seconds West 141.74 feet to a point; thence North 30 degrees 56 minutes 24 seconds West 34.94 feet to a point; thence South 59 degrees 03 minutes 00 seconds West 418.39 feet to a 1/2-inch rebar set on the northeast right-of-way line of said McGinnis Ferry Road; thence along the northeast right-of-way line of McGinnis Ferry Road the following courses and distances: (1) South 43 degrees 45 minutes 44 seconds East 54.15 feet to a point,
(2) South 46 degrees 37 minutes 50 seconds East 509.57 feet to a right of way marker, (3) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of South 51 degrees 11 minutes 35 seconds East 170.88 feet) 171.06 feet to a point, (4) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of South 56 degrees 44 minutes 36 seconds East 36.42 feet) 36.42 feet to a 1/2-inch rebar set, (5) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of South 64 degrees 15 minutes 36 seconds East 244.04 feet) 244.57 feet to a point, (6) South 70 degrees 48 minutes 11 seconds East 93.22 feet to a point, (7) South 70 degrees 48 minutes 11 seconds East 476.63 feet to a point, and (8) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of South 69 degrees 47 minutes 14 seconds East 105.56 feet) 105.57 feet to the True Point of Beginning, said tract containing approximately 44.21 acres.

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Legal Description Phase III (Lot B)

All that tract of land in Land Lots 237 and 238 of the 7th District, Gwinnett County, City of Suwanee,
Georgia, described as follows:
To find the True Point of Beginning, commence at a concrete right-of-way marker located at the intersection of the northwest right-of-way line of Scales Road (as established by right-of-way plans,
Project No. 7023, Sheet No. 251, Drawing No. RW-05, dated November 11, 1997, with the northeast right-of-way line of McGinnis Ferry Road (variable right-of-way); running thence along the northeast right-of-way line of McGinnis Ferry Road, North 59 degrees 33 minutes 52 seconds West 140.93 feet to a
1/2-inch rebar set and the True Point of Beginning; from the True Point of Beginning as thus established, continuing thence along the northeast right-of-way line of McGinnis Ferry Road along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 64 degrees 47 minutes 41 seconds West 406.41 feet) 406.73 feet to a 1/2-inch rebar set; thence, leaving said right-ofway line, North 20 degrees 32 minutes 25 seconds East 86.61 feet to a 1/2-inch rebar set; thence along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North
31 degrees 02 minutes 59 seconds East 155.22 feet) 156.31 feet to a 1/2-inch rebar set; thence along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North
52 degrees 18 minutes 13 seconds East 80.88 feet) 81.25 feet to a 1/2-inch rebar set; thence along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 27 degrees 35 minutes 57 seconds East 104.56 feet) 111.04 feet to a 1/2-inch rebar set; thence along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North 17 degrees 56 minutes 07 seconds East, 33.23 feet) 34.27 feet to a 1/2-inch rebar set; thence North 42 degrees 28 minutes 37 seconds East 614.08 feet to a 1/2-inch rebar set; thence North 77 degrees 52 minutes 35 seconds East 489.70 feet to a 1/2-inch rebar set; thence North 31 degrees 44 minutes 03 seconds East 243.57 feet to a 1/2-inch rebar set; thence North 47 degrees 15 minutes 17 seconds West
854.61 feet to a 1/2-inch rebar set; thence North 78 degrees 50 minutes 22 seconds West 82.72 feet to a
1/2-inch rebar set; thence South 39 degrees 44 minutes 14 seconds West 466.42 feet to a 1/2-inch rebar set; thence South 53 degrees 45 minutes 59 seconds West 1001.42 feet to a 1/2-inch rebar set; thence
North 36 degrees 14 minutes 01 second West 364.33 feet to a 1/2-inch rebar set; thence North 69 degrees 10 minutes 51 seconds East 18.66 feet to a 1/2-inch rebar set; thence South 86 degrees 53 minutes 16 seconds East 190.34 feet to a 1/2-inch rebar found; thence North 31 degrees 47 minutes 49 seconds West 36.71 feet to a 1/2-inch rebar found; thence North 31 degrees 23 minutes 29 seconds
West 134.27 feet to a 1/2-inch rebar found; thence North 53 degrees 45 minutes 04 seconds East 880.42 feet to a 1/2-inch rebar found; thence South 30 degrees 15 minutes 00 seconds East 230.29 feet to a
1/2-inch rebar found; thence North 39 degrees 40 minutes 36 seconds East 392.49 feet to a 1/2-inch rebar found; thence South 78 degrees 50 minutes 27 seconds East 1199.31 feet to a 1/2-inch rebar found; thence South 47 degrees 14 minutes 52 seconds East 376.74 feet to a 1/2-inch rebar found;
thence North 46 degrees 18 minutes 48 seconds East 74.95 feet to a 1/2-inch rebar set; thence South 40 degrees 07 minutes 34 seconds East 30.00 feet to a 1/2-inch rebar set, said 1/2-inch rebar set being located at or near the centerline of Scales Road; thence along the centerline of Scales Road, the following courses and distances: (1) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of South 38 degrees 46 minutes 09 seconds West 220.78 feet) 222.17 feet to a point, (2) South 27 degrees 39 minutes 26 seconds West 185.53 feet to a point, (3) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of South 35 degrees
55 minutes 26 seconds West 274.60 feet) 275.55 feet to a point, (4) South 44 degrees 11 minutes 26 seconds West 321.03 feet to a point; thence leaving said centerline North 45 degrees 48 minutes 34 seconds West 25.00 feet to a point; thence South 44 degrees 11 minutes 26 seconds West 45.40 feet to a point; thence South 59 degrees 41 minutes 55 seconds West 39.97 feet to a point; thence along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of South 49 degrees 02 minutes 28 seconds West 369.55 feet) 370.15 feet to a point; thence South 35 degrees 15 minutes 05 seconds East 10.50 feet to a point; thence along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of South 55 degrees 44 minutes 41 seconds West

LEGAL02/34919558v5

68.80 feet) 68.81 feet to a point; thence South 56 degrees 47 minutes 16 seconds West 190.60 feet to a point; thence along the arc of a curve to the left (which are is subtended by a chord having a bearing and distance of South 43 degrees 32 minutes 48 seconds West 110.73 feet) 110.86 feet to a point;
thence along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of South 52 degrees 59 minutes 26 seconds West 178.55 feet) 178.62 feet to a 1/2-inch rebar set; thence along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of South 48 degrees 11 minutes 39 seconds West 141.31 feet) 141.34 feet to a 1/2-inch rebar set; thence South 47 degrees 43 minutes 25 seconds West 72.68 feet to a 1/2-inch rebar set; thence along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of
South 40 degrees 36 minutes 18 seconds West 27.55 feet), 27.68 feet to the True Point of Beginning, said tract containing approximately 42.21 acres.

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EXHIBIT B
LIST OF CONTRACTS

[INTENTIONALLY OMITTED]

LEGAL02/34919558v5

EXHIBIT C
INVENTORY OF TANGIBLE PERSONAL PROPERTY

[INTENTIONALLY OMITTED]

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EXHIBIT D
LIMITED WARRANTY DEED

RETURN TO:

THIS DEED is made the _____ day of ______________, in the year 2014, between PPF AMLI 4021 MCGINNIS FERRY ROAD, LLC, a Delaware limited liability company (“Grantor”), whose address is _____________________________ and ___________________, a _______________________ (“Grantee”), whose address is _____________________________ (the words Grantor and Grantee to include their respective heirs, successors and assigns where the context requires or permits).
WITNESSETH that Grantor, for and in consideration of Ten Dollars ($10.00) in hand paid at and before the sealing and delivery of these presents, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed, and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee the following described real property (the “Property”), to-wit:
See Exhibit “A” attached hereto and by this reference incorporated herein as if set forth at length here
TO HAVE AND TO HOLD the Property with all and singular the rights, members and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit and behoof of Grantee, subject only to those matters set forth in Exhibit “B” attached hereto and incorporated herein by this reference, forever, in FEE SIMPLE.
AND Grantor will warrant and forever defend the right and title to the Property unto Grantee against the claims of all persons claiming by, through or under Grantor, but not otherwise.

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IN WITNESS WHEREOF, Grantor has caused this Deed to be executed and delivered under seal as of the date first written above.

Signed, sealed and delivered in the presence of: ______________________________ Witness ______________________________ Notary Public My commission expires:____________ [AFFIX NOTARIAL SEAL OR STAMP]
GRANTOR:
PPF AMLI 4021 McGinnis Ferry Road, LLC, a Delaware limited liability company

By: AMLI Residential Properties, L.P., a Delaware limited partnership, its sole member

By: AMLI Residential Partners LLC, a Delaware limited liability company, its general partner

By: ________________________________
Name: ______________________________
Title:______________________________

1.

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Exhibit “A”
(to Limited Warranty Deed)
LEGAL DESCRIPTION

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Exhibit “B”
(to Limited Warranty Deed)
PERMITTED EXCEPTIONS

1.	Real Estate Taxes not yet due and payable;

2.	General and Special Assessments payable after the date hereof;

3.	[TO INSERT SPECIFIC MATTERS APPROVED OR DEEMED APPROVED PER SECTION 4.2]

4.	Zoning and other laws, ordinances, and regulations;

5.	Public utility, drainage, and highway easements, whether or not of record;

6.	Rights of parties in possession as tenants only under unrecorded leases without right of offer, refusal or purchase; and

7.	Encroachments and other matters which would be disclosed by an accurate survey or an inspection of the above premises. [OR LIST PER UPDATED SURVEY]

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EXHIBIT E

BILL OF SALE
THIS BILL OF SALE (this “Bill of Sale”), is made as of                          , 2014 by and between PPF AMLI 4021 MCGINNIS FERRY ROAD, LLC, a Delaware limited liability company (“Seller”) and ______________________________, a(n) _______________________ (“Buyer”).
W I T N E S S E T H:
WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of                          , 2014, by and between Seller and Buyer (as the same may be amended or modified, the “Sale Agreement”), Seller agreed to sell to Buyer, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”); and
WHEREAS, by deed of even date herewith, Seller conveyed the Real Property to Buyer and by assignment of even date herewith Seller assigned to Buyer Seller’s rights under certain leases relating to the Real Property, as more particularly described in such assignment (collectively, the “Leases”); and
WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Buyer certain items of tangible personal property as hereinafter described.
NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby GRANTS, SELLS, TRANSFERS, SETS OVER and DELIVERS to Buyer, and Buyer hereby accepts, (a) the machinery, equipment and other tangible personal property owned by Seller that is located on the Real Property, including without limitation, those items set forth on Exhibit A attached hereto and made a part hereof, and (b) all records and files of Seller relating to the operation and maintenance of the Real Property and to the Leases, but specifically excluding from the items described in clause (b) any Confidential Materials (as that term is defined in the Sale Agreement), all invoices, cancelled checks and bank statements relating to any period prior to the date hereof, tax records of Seller and any computer software that is licensed to Seller (herein collectively called the “Personal Property”).
Except as expressly set forth in the Sale Agreement, the Personal Property is sold, assigned and conveyed, AS IS, WHERE IS, AND WITH ALL FAULTS, and without recourse against Seller.

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IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale to be effective as of the date first set forth hereinabove.
SELLER:

PPF AMLI 4021 McGinnis Ferry Road, LLC, a Delaware
limited liability company

By: AMLI Residential Properties, L.P., a         Delaware limited partnership, its sole         member

By: AMLI Residential Partners LLC,
a Delaware limited liability                 company, its general partner

By: _______________________________
Name: _____________________________
Title: ______________________________

BUYER:

[Signature block]

LEGAL02/34919558v5

EXHIBIT F
ASSIGNMENT AND ASSUMPTION OF LEASES
THIS ASSIGNMENT OF LEASES (this “Assignment”), is made as of ____________________, 2014 by and between PPF AMLI 4021 MCGINNIS FERRY ROAD, LLC, a Delaware limited liability company (“Assignor”) and __________________________, a(n) __________________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of                          , 2014, by and between Assignor and Assignee (as the same may be amended or modified, the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”); and
WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee certain leases and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment.  Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the leases (“Leases”) with the tenants of the Real Property identified on Exhibit A attached hereto and incorporated herein by this reference.  Assignee hereby accepts the foregoing assignment of the Leases and agrees to assume all of Assignor’s duties and obligations under the Leases accruing or arising on or after the date hereof.
2.    AS IS Sale.  Except as expressly set forth in the Sale Agreement, the Leases are being assigned to Assignee AS IS, WHERE IS, AND WITH ALL FAULTS, and without any recourse against Assignor.
3.    Miscellaneous.  This Assignment and the obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Georgia and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.
4.    Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.
5.    Counterparts.  This Assignment may be executed in counterparts (including execution of counterpart signature pages), each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

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[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth hereinabove.
ASSIGNOR:

[Signature block]

PPF AMLI 4021 McGinnis Ferry Road, LLC, a Delaware
limited liability company

By: AMLI Residential Properties, L.P., a         Delaware limited partnership, its sole         member

By: AMLI Residential Partners LLC,
a Delaware limited liability                 company, its general partner

By: _______________________________
Name: _____________________________
Title: ______________________________

ASSIGNEE:

[Signature block]

LEGAL02/34919558v5

EXHIBIT G
ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY
THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”), is made as of                          , 2014 by and between PPF AMLI 4021 MCGINNIS FERRY ROAD, LLC, a Delaware limited liability company (“Assignor”) and __________________________, a(n) _______________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of                          , 2014, by and between Assignor and Assignee (as the same may be amended or modified, the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”); and
WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee rights to certain intangible property and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment.  Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the following, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor (collectively, the “Intangible Property”):
(a)    those service, supply, maintenance, and utility agreements, equipment leases, and other contracts and agreements relating to the Real Property and the Personal Property (as that term is defined in the Sale Agreement) that are identified in Exhibit A attached hereto and incorporated herein by this reference (herein collectively called the “Contracts”);
(b)    to the extent that the same are in effect as of the date hereof, any licenses, permits and other written governmental or quasi-governmental approvals relating to or necessary for the use, operation or ownership of the Real Property;
(c)    any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the date hereof; and
(d)    the right to use the name “McGinnis Ferry” in connection with the Real Property, but specifically excluding any trademarks, trade colors, service marks and trade names of Assignor, including all derivations of the name “AMLI.”
Assignee hereby accepts the foregoing assignment of the Intangible Property and agrees to assume all of Assignor’s duties and obligations under the Contracts accruing or arising on or after the date hereof.

LEGAL02/34919558v5

2    AS IS Sale.  Except as expressly set forth in the Sale Agreement, the Intangible Property is being assigned to Assignee AS IS, WHERE IS, AND WITH ALL FAULTS, and without any recourse against Assignor.
3.    Miscellaneous.  This Assignment and the obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Georgia and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.
4.    Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.
5.    Counterparts.  This Assignment may be executed in counterparts (including execution of counterpart signature pages), each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
[Remainder of page intentionally blank]

LEGAL02/34919558v5

IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth hereinabove.
ASSIGNOR:

PPF AMLI 4021 McGinnis Ferry Road, LLC, a Delaware
limited liability company

By: AMLI Residential Properties, L.P., a         Delaware limited partnership, its sole         member

By: AMLI Residential Partners LLC,
a Delaware limited liability                 company, its general partner

By: _______________________________
Name: _____________________________
Title: ______________________________

ASSIGNEE:

[Signature block]

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EXHIBIT H
NOTICE TO TENANTS
_____________________, 2014

TO:	All Valued Residents of [**COMMUNITY NAME**]

Re:    Notice of Lease Assignment and Transfer of Security Deposit

This letter is to notify you that the property commonly known as [**COMMUNITY NAME**], [**ADDRESS**] (“Property”) has this date been sold and the ownership transferred.
In connection with this sale, all of the interest of the lessor under your lease of space in the Property, together with your security deposit, have been transferred to the new owner. You are hereby notified that, from and after the date hereof and until further notice, all future payments under your lease should be made payable to [**            **] and mailed to
[**                **]. In addition, all questions or other matters regarding your lease should be directed to the property manager at [**        **].
Thank you for your cooperation.

PPF AMLI 4021 McGinnis Ferry Road, LLC, a Delaware
limited liability company

By: AMLI Residential Properties, L.P., a         Delaware limited partnership, its sole         member

By: AMLI Residential Partners LLC,
a Delaware limited liability                 company, its general partner

By: _______________________________
Name: _____________________________
Title: ______________________________
[Signature block]

NEW OWNER

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EXHIBIT I
NON-FOREIGN AFFIDAVIT
Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by __________________________, a(n) ________________ (“Seller”), the undersigned hereby certifies the following on behalf of Seller:
1.    Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and
2.    Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii); and
3.    Seller’s U.S. employer taxpayer identification number is ________________; and
4.    Seller’s office address is ______________________________________.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
The undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has authority to sign this document on behalf of Seller.
Dated:                                                 , 2014.

Certified, sworn to and subscribed before me this ___ day of ____________, 2014. ________________________ Notary Public My Commission Expires: ________________________ (NOTARIAL SEAL)	______________________________ ____________________, in his/her capacity as ____________________ of ____________________

LEGAL02/34919558v5

EXHIBIT J
OWNER’S AFFIDAVIT

The undersigned deponent ________________ (the "Deponent") having personally appeared before the undersigned notary public and first having been duly sworn according to law, deposes and says under oath as follows:

1.    Deponent is the __________________ of ________________, a ______________________, the ____________________ of PPF AMLI 4021 MCGINNIS FERRY ROAD, LLC, a Delaware limited liability company (the “Owner"), the owner of certain real estate commonly known as AMLI at McGinnis Ferry, a description of which is set forth on Exhibit A attached hereto and made a part hereof, together with all fixtures, improvements, easements and appurtenances related thereto (collectively, the "Property").

2.    To Deponent's knowledge there have been no violations of any restrictions that have been imposed on the Property, and no interest in the Property has been sold or conveyed.

3.    To Deponent's knowledge and except as set forth in Exhibit B attached hereto and made a part hereof, there are no leases or tenancies affecting the Property, and Deponent knows of no one claiming any adverse interest in the Property whatsoever.

4.    To Deponent’s knowledge, there are no suits, judgments, bankruptcies or executions pending against the Owner in any court whatsoever that could in any way affect the title to the Property, or constitute a lien thereon, nor are there any loan deeds, security deeds, trust deeds, mortgages or liens of any nature whatsoever unsatisfied against the Property, or easements, licenses, agreements or other encumbrances affecting the title to the Property, except as revealed in the public records or except as specifically set forth on Exhibit B hereto.

5.    Other than lease extension rights or expansion rights of a tenant under leases for space within the buildings located on the Property, no right of first offer or right of first refusal exists giving any party a right to acquire Owner’s interest in the Property.

6.    Except as specifically disclosed by Owner to the Title Company and as set forth on Exhibit C hereto, no improvements or repairs have been made to the Property during the one hundred (100) days immediately preceding the date hereof and there are no outstanding bills incurred for labor, services and materials used in making improvements or repairs on the Property or for services of architects, surveyors or engineers, other than those invoices for ordinary maintenance and repair that will be paid in the ordinary course of business.

7.    There are no liens for past due taxes or assessments of any nature, for any paving, sidewalk, curbing, sewer or any other street improvements of any kind against the Property or the Owner.

8.    Deponent has personal knowledge of the matters stated herein and this Affidavit is made to induce ___________________________, a _________________________, or its assigns ("Buyer") to purchase Owner’s interest in the Property, and __________ (the "Title

LEGAL02/34919558v5

Company") to issue its owner's policy insuring Buyer in the amount of the purchase price of the Owner’s interest in the Property.

9.    Under penalty of perjury, I declare that I have examined the foregoing Affidavit and hereby certify that it is true, correct and complete.

[SIGNATURE ON NEXT PAGE]

LEGAL02/34919558v5

Sworn to and subscribed before me this ___ day of ____________, 2014. ________________________ Notary Public (NOTARY SEAL) My Commission Expires:	______________________________ ____________________, in his/her capacity as ____________________ of ____________________

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EXHIBIT K
NOTICES OF LITIGATION AND
GOVERNMENTAL VIOLATIONS AND DEFAULTS

NONE

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EXHIBIT L

RENT ROLL
[INTENTIONALLY OMITTED]

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EXHIBIT M

FORM OF ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, STEADFAST ASSET HOLDINGS, INC., a California corporation (“Assignor”), hereby assigns to _________________________________ (“Assignee”), all of Assignor’s rights and obligations under and in regard to that certain Real Estate Purchase and Sale Agreement dated ___________________ (as may have been amended or may hereafter be amended, the “Purchase Agreement”), between ________________________________ (“Seller”) and Assignor for the purchase and sale of that certain real property located in ______________, ______________, as more particularly described in Exhibit A attached hereto (the “Property”).

Assignee hereby agrees to and shall assume, perform and be fully responsible for the performance of all of the obligations of Assignor under the Purchase Agreement; provided, however, that the assignment and assumption set forth herein shall not release Assignor from the obligation of Assignor or Assignee to perform in accordance with the terms of the Purchase Agreement.
All of the provisions, covenants and agreements contained in the Assignment shall extend to and be binding upon the respective legal representatives, successors and assigns of Assignor and Assignee. This Assignment represents the entire agreement between Assignor and Assignee with respect to the subject matter of the Assignment, and all prior or contemporaneous agreements regarding such matters are hereby rendered null and void and of no force and effect.

(SIGNATURES APPEAR ON FOLLOWING PAGE)

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WITNESS THE EXECUTION HEREOF, as of this ________________, 20___.

ASSIGNOR:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:
Name:
Its:

ASSIGNEE:

[__________________________________, a(n) ____________________________]

By:
Name:
Its:

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SCHEDULE 1
SELLER’S DELIVERIES

EXHIBIT "C"

Due Diligence Documents

	CONSTRUCTION / REHABILITATION	Delivered (Date)	Not applicable to Property	Not available to Owner
1	Plans & Specifications: Site plan and most current civil, landscape, architectural, structural mechanical, electrical and fire protection plans, including elevations	On-Site		
2	Construction contracts, if any, including for all work completed in past 3 years			
3	~~Current capital improvements with schedule (past 3 years) and Capital expenditure budget for next 3 years~~			
4	Detailed unit-by-unit list of upgraded vs. non-upgraded units (if applicable)			
5	Warranties in effect, if any (construction, roof, mechanical equipment, etc.)	On-Site		
6	Copies of all licenses, permits, and governmental approvals, including business license (with expiration date & annual costs), fictitious business name statements and building permits (showing placed in service/completion dates)	On-Site		
7	~~Certificate(s) of Occupancy for all buildings~~			
8	~~List and description of tenant or common area work in progress, if any~~			
9	Copies of all governmental correspondence or notices pertaining to the property, including but not limited to building code, health code, zoning and fire code,			
10	Maintenance records/work orders, including water intrusion log, for past 12 months	On-Site		
11	~~Operation & Maintenance (O&M) Manuals, if any, for maintenance of equipment or hazardous materials~~			
	FINANCIAL			
1	Monthly operating statements, YTD & 3-year historical (cash flow and income statements, balance sheets)			
2	~~Year-end financial statements: Trailing-12 and audited statements, past 3 years~~			
3	~~Operating budget, current year and/or next available~~			
4	Property tax bills and Assessment notices, current and past 3 years, ~~with proof of payment~~ (including special assessments or districts and all documentation concerning appeals)			
5	Utility bills for any master-metered utility expenses ~~and any resident unit utilities paid by the Property~~, monthly YTD and past calendar year (access to utility billing site is preferred, if applicable)			
6	List of utilities paid by Owner ~~/Residents~~ and list of account numbers			

Due Diligence Checklist Template 03/31/2014

LEGAL02/34919558v5

7	~~List of meters and required deposits (if any / typically for gas, electric, water, phone)~~			
8	~~Security deposit/resident ledgers, current~~			
9	Name and version of accounting software			
10	~~Tax returns, past 3 years - *For company purchases only*~~			
11	~~Loan documents (full closing binder) - *For loan assumptions only*~~			
12	~~REIT Property Services Questionnaire (form for completion to be provided)~~			
13	General Ledger, prior year, most recent quarter-end and YTD (in Excel format)			
14	Trial Balance, prior year, most recent quarter-end and YTD (in Excel format)			
15	~~Bank Statements and Reconciliations, prior year, most recent quarter-end and YTD (monthly)~~			
16	~~Cash Disbursement Journal, prior year, most recent quarter-end and YTD~~			
17	Check Register, prior year, most recent quarter-end and YTD			
18	Accounts Payable Aging Detail, prior year, most recent quarter-end and YTD			
19	Aged Delinquency Report (showing total rent outstanding) with status of any files placed for eviction or collection			
20	~~Rent and expense selections, prior year, most recent quarter-end and YTD (25 respective selections to be made by Buyer's independent REIT 3-14 auditors based upon items received for #13-17 above)~~			
21	~~Payroll selections, prior year, most recent quarter-end and YTD (2 months of selections with detailed support to be made by Buyer's independent REIT 3-14 auditors; detailed support to be requested may include inputs, timecards, reimbursement calculations, agreements or contracts as necessary, to support and recalculate the payroll amounts shown in the financial statements)~~			
	MANAGEMENT/LEASING/OPERATIONS			
1	~~Monthly rent rolls, prior year and YTD, in Excel (with all lease charges broken out, to include unit square footage, monthly rent, deposits, financial concessions, other concessions, lease term, extension options, defaults (financial or otherwise), and such other information as Buyer may require)~~	Will provide current rent roll.		
2	Market rent survey (comparison of subject w/other properties)			
3	Occupancy history, monthly for past 3 years and current YTD			
4	Current leases for all tenants with all available tenant correspondence files, including amendments/letters/agreements/default notices given or received, with all historical litigation pleadings, if any (access to electronic lease files is preferred, if applicable)	On-Site		
5	~~Current or former lease selections, as the case may be, with copies of back-up for rents received (for both resident and any housing authority portion paid, as applicable), prior year and YTD (25~~			

Due Diligence Checklist Template 03/31/2014

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selections to be made by Buyer's independent REIT 3-14 auditors)			
6	Current form of lease with all addenda			
7	List of leases under negotiation or currently out for signature			
8	Current tenant contact sheet (name, address, phone number)			
9	Current staff list (names, titles, hire dates, salary, unit info, hours per week, list of benefits, commissions offered, if any)			
10	Job descriptions for staff positions			
11	Worker's Comp insurance loss run history, including Experience Modification Rate (YTD & past 3 yrs)			
12	OSHA 300 Log (most recent 3 years)			
13	Inventory of personal property on site, including items such as furniture, supplies, appliances			
14	Property brochure			
15	List of all **active** vendors utilized at the property (name, function, contact information)			
16	Copies of all operating and management service contracts, including but not limited to:			
	a. Advertising (including any apt. locator services & pay-per-lease agreements)			
	b. Alarm monitoring (including any firm alarm & security cameras)			
	c. Cable/TV (including any revenue sharing programs); if none, please indicate so in writing			
	d. Elevator			
	e. Equipment leases (such as copier, postage machines, key control systems)			
	f. Fire extinguisher (including any fire sprinkler systems)			
	g. Furniture rental			
	h. HVAC			
	i. Internet (including any leased equipment such as modems and firewalls			
	j. Janitorial services (including any uniform cleaning services)			
	k. Landscaping (including any pond/lake maintenance and snow removal)			
	l. Laundry			
	m. Pest control (including any termite contracts)			
	n. Phone (landlines, cell phones, pagers, answering service)			
	o. Pool (maintenance, emergency phone, etc.)			
	p. Property management agreement; indicate whether entity is related party for disclosure purposes			
	q. Security (including any on-site courtesy officer arrangements)			
	r. Trash (including recycling programs); Also a copy of the most recent invoice			
	s. Revenue Sharing (such as vending machines, pay phones)			
	t. Collection Recovery			
	u. Credit/application verification			
	v. Training programs (including any safety training materials and/or			

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~~Safety Plan)~~			
	~~w. Software (including any property management software such as OneSite, Yardi, etc.)~~			
	x. Common Area Services (such as office cleaning, dog waste removal, etc.)			
	y. Utility Billing by Third Party			
	z. Gate/Access Systems (including software for programming access cards/remotes)			
	aa. Towing/Parking Services			
	~~bb. Website Domain (including any website hosting)~~			
	cc. Boiler Maintenance and Water Treatment			
	PHYSICAL ITEMS			
1	Property information, including number of pools, spas, dumpsters (with size), buildings, storage units, laundry rooms	See Survey.		
2	Marketing photos, including aerial photos if available			
3	Parking: indicate carport, garages, or open spaces and how many of each	See Survey.		
4	Unit floor plans ~~with sq. footage~~			
5	List of model units, if any (apt. #, bedrooms, rent loss)			
6	~~List of fire safety equipment, such as smoke sensors, suppression devices, etc. (including system type, rating, map of locations, etc.)~~			
7	Current insurance certificates: Evidence of Commercial Property Insurance and Certificate of Insurance			
8	Insurance loss run history, past 3 years and YTD (property & general liability)			
9	~~Copies of insurance policies, past 3 years~~			
10	All existing third party reports~~, including, but not limited to:~~			
	a. Certified, as-built ALTA Survey			
	~~b. Appraisal (if dated w/n 24 months)~~			
	c. Asbestos			
	d. Lead-Based Paint Report			
	e. Engineering study or inspection (structural or otherwise)			
	f. Mold			
	g. Phase I Environmental			
	h. Physical Needs Assessment			
	~~i. Operations & Maintenance (O&M) Plans, if any~~			
	j. Radon			
	k. Soils/Geotechnical			
	l. Termite			
	m. Fire/Life Safety Inspection Report (current)			
	TITLE AND AGREEMENTS			
1	Title Insurance Commitment and all recorded documents referenced therein			
2	Zoning: any reports, compliance letters, maps, ordinances, amendments, CC&R's, special use permits, etc.			
3	Pending litigation summary and copies of all pleadings, if applicable			

Due Diligence Checklist Template 03/31/2014

LEGAL02/34919558v5

4	Governmental Agreements: Any city or county development agreements, bonds, tax increment financing agreements, municipal utility agreements, etc.			
5	Condo / Association documents, if applicable (articles of incorporation, bylaws, CC&R's, Declaration of Horizontal Regime, budgets, material notices, rules and regulations, etc.)			
6	Development Agreements: Any development agreements or restrictions with any private party			
7	Access Agreements: Any agreements for shared roadways, driveways or other access			
8	Amenities Agreements: Any reciprocal easement agreements or shared used agreements for any amenities			
9	Other Agreements: Any agreements that will be binding on the property after closing or that provide any material benefit to or obligation on the property			

Due Diligence Checklist Template 03/31/2014

LEGAL02/34919558v5